Exhibit 99.1

Prestige Brands Holdings, Inc. Signs Definitive Agreements With GSK To Acquire 17 Consumer OTC Healthcare Brands in North America

Transactions Will Be The Largest in the Company's History

Irvington, NY, December 20, 2011-- Prestige Brands Holdings, Inc. (NYSE-PBH) today announced the signing of definitive agreements with GSK to acquire 17 over-the-counter (OTC) pharmaceutical brands sold in North America for a total of $660 million in cash. The transactions are expected to be completed in the first half of calendar year 2012 subject to customary legal and regulatory closing conditions, including clearance under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as applicable, and the Company closing on its committed financing for the acquisitions.

According to Matthew M. Mannelly, CEO, "The signing of these agreements with GSK is a transformational event for Prestige Brands. It fulfills our commitment to create shareholder value by acquiring well-known OTC brands with strong consumer franchises and applying our marketing and sales expertise to them.  These transactions, upon completion, will be the largest acquisitions of assets in the Company's history, following on the heels of our recent acquisitions of five brands from Blacksmith Brands and Dramamine(R) from Johnson and Johnson over the past year.  We expect that upon completion, the transactions will give our Company a strengthened portfolio with total OTC revenues of approximately $500 million, as well as platforms to compete in two new categories: adult aspirin-based analgesics and gastrointestinal (GI). We believe the acquisitions are consistent with our strategic direction, fit with our fixed asset-light outsourced model, provide opportunities for certain cost savings, are financially attractive to shareholders, and will result in annual corporate revenues of approximately $600 million with an OTC business segment representing 85% of revenues and 90% of profits," he said.

Among the brands the Company agreed to acquire are the BC(R), Goody's(R), and Ecotrin(R) brands of pain relievers; Beano(R), Gaviscon(R), Phazyme(R), Tagamet(R) and Fiber Choice(R) GI brands; and the Sominex(R) sleep aid brand.

"The cash purchase price of a total of $660 million in cash, inclusive of inventories, will be structured as asset purchases that result in substantial tax benefits, creating an effective purchase price of a total of $535 million," said Ron Lombardi, CFO. "We plan to fund these transactions through the issuance of debt comprised of a new credit facility and bonds," he said.  "We anticipate that the addition of these brands will be accretive in the Company's fiscal 2013, which begins on April 1, 2012. We also anticipate improvements in our overall gross margin and EBITDA profiles, and importantly, a substantial increase in our free cash flow as a result of these transactions."

Sawaya Segalas & Co., Inc. LLC is acting as exclusive financial advisor to Prestige in these transactions.

Conference Call and Presentation

The Company will host a conference call today at 10am ET to review the agreements. The call may be accessed by dialing 877-556-5921 about 10 minutes before the start of the call. International callers may dial 617-597-5474. The conference password is "prestige". A replay of the call will be available for two weeks, and can be accessed by dialing 1-888-286-8010, or 1-617-801-6888 for international. The replay password is 45043821. A slide presentation will accompany the call and can be accessed from the Investor Relations section of the Company's website, www.prestigebrands.com.

Forward-Looking Statements

When included in this press release, words like "believes," "belief," "expects," "plans," "anticipates," "intends," "projects," "estimates," "may," "might,” will”, "would" and similar expressions are intended to identify forward-looking statements as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which include the percentage of Prestige's revenues to be generated from OTC products and the expected effects of the acquisitions on revenues, free cash flow and earnings, involve a variety of risks and uncertainties that could cause actual results to differ materially from those projected therein. These risks and uncertainties include, but are not limited to: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, our ability to complete the acquisitions of the GSK brands and to secure the related definitive financing on acceptable terms or at all, the ability to meet debt service requirements, the incurrence of debt to fund the acquisitions could adversely affect the Company’s credit ratings, the acquisitions from GSK could involve unexpected costs, liabilities or delay, disruptions from the transactions with GSK could harm the Company’s relationships with customers, employees or suppliers, adverse changes in federal and state laws relating to the over-the-counter health care industry, availability and terms of capital, ability to attract and retain qualified personnel, ability to successfully integrate newly acquired companies and brands, including the GSK brands, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters described in our Annual Report on Form 10-K and from time to time in our other filings with the Securities and Exchange Commission, press releases, and other communications, many of which are beyond management's control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. Prestige expressly disclaims any obligation or undertaking to release publicly any updates or changes in its expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based.

Prestige Brands markets and distributes brand name consumer OTC healthcare products and household cleaning products throughout the U.S., Canada, and in certain international markets. Among the Company's core brands are Chloraseptic(R) sore throat treatments, Clear Eyes(R) eye care products, Compound W(R) wart removers, the Little Remedies(R) and PediaCare(R) lines of children's OTC products, Luden's(R) throat drops, Efferdent(R) denture cleanser, Dramamine(R) motion sickness treatment, and The Doctor's(R) NightGuard(R) dental protector.

Contact: Dean Siegal
914-524-6819